Exhibit 99.1

Bristol-Myers Squibb and Nektar Therapeutics Announce Global
Development & Commercialization Collaboration for Nektar’s CD122-biased
Agonist, NKTR-214

•	Collaboration to evaluate the full-potential of NKTR-214 plus Opdivo (nivolumab) across numerous tumors, based on promising early data from ongoing Phase 1/2 PIVOT clinical study

•	Establishes a broad joint clinical development plan combining NKTR-214 with Opdivo and Opdivo plus Yervoy (ipilimumab) in registration-enabling trials in more than 20 indications across 9 tumors

•	Bristol-Myers Squibb to pay Nektar $1.85 billion upfront, comprised of $1.0 billion in cash and the purchase of ~8.28 million shares of Nektar stock at $102.60 per share

•	Companies to share global profits on NKTR-214, with Nektar receiving 65% and Bristol-Myers Squibb 35%

•	Nektar to book revenue for worldwide sales of NKTR-214 and retains ability to develop NKTR-214 with other anti-cancer agents

•	Bristol-Myers Squibb obtains exclusive rights in 20 indications across 9 tumors included in the joint clinical development plan for a specified time period

(NEW YORK and SAN FRANCISCO, February 14, 2018) - Bristol-Myers Squibb Company (NYSE:BMY) and Nektar Therapeutics (Nasdaq: NKTR) announced today the companies have executed a global strategic development and commercialization collaboration for Nektar’s lead immuno-oncology program, NKTR-214.  Under the collaboration, the companies will jointly develop and commercialize NKTR-214 in combination with Bristol-Myers Squibb’s Opdivo (nivolumab) and Opdivo plus Yervoy (ipilimumab) in more than 20 indications across 9 tumor types, as well as potential combinations with other anti-cancer agents from either of the respective companies and/or third parties.

NKTR-214, a CD122-biased agonist, is an investigational immuno-stimulatory therapy designed to selectively expand cancer-fighting T cells and natural killer (NK) cells directly in the tumor micro-environment and increase PD-1 expression on those immune cells.

“We are excited to bring our leading capabilities and expertise in developing cancer therapies together with Nektar’s innovative science to jointly develop and commercialize NKTR-214 in combination with Opdivo and Opdivo plus Yervoy,” said Giovanni Caforio, M.D., Chairman and CEO, Bristol-Myers Squibb. “Bristol-Myers Squibb has established Opdivo plus Yervoy as the only approved immunotherapy combination for cancer patients and built a robust oncology pipeline. With this commitment to the development of NKTR-214, an investigational therapy designed with a unique approach to harnessing the full potential of the interleukin-2 pathway, we now have a third validated I-O mechanism that has demonstrated a clinical benefit in patients, and holds significant potential to expand the benefits that these immuno-oncology agents can bring to patients with cancer.”

Bristol-Myers Squibb and Nektar have agreed to a joint clinical development plan to evaluate NKTR-214 with Opdivo and Opdivo plus Yervoy in registration-enabling clinical trials in more than 20 indications in 9 tumor types including melanoma, renal cell carcinoma, non-small cell lung cancer, bladder and triple negative breast cancer. Pivotal studies in renal cell carcinoma and melanoma are expected to be initiated in mid-2018.

“Bristol-Myers Squibb, the global leader in immuno-oncology, is the ideal collaborator to enable us to establish NKTR-214 as a backbone immunotherapy in the treatment of cancer,” said Howard Robin, President & CEO of Nektar. “NKTR-214’s ability to grow tumor infiltrating lymphocytes (TILs) in vivo and replenish the immune system is critically important as many patients battling cancer lack sufficient TIL populations to benefit from approved checkpoint inhibitor therapies. This strategic collaboration allows us to very quickly develop NKTR-214 with the leading approved PD-1 immune checkpoint inhibitor in numerous registrational trials.  We look forward to our continued relationship with Bristol-Myers Squibb as we work together to advance cancer treatment for patients around the world.”

Transaction Terms

Under the terms of the agreement, Bristol-Myers Squibb will make an upfront cash payment of $1.0 billion and an equity investment of $850 million (8,284,600 shares of Nektar’s common stock at $102.60 per share). Bristol-Myers Squibb has agreed to certain lock-up, standstill and voting provisions on its share ownership for a period of five years subject to certain specified exceptions.

Nektar is also eligible to receive an additional $1.78 billion in milestones, of which $1.43 billion are development and regulatory milestones and the remainder are sales milestones. Nektar will book revenue for worldwide sales of NKTR-214 and the companies will split global profits for NKTR-214 with Nektar receiving 65% and Bristol-Myers Squibb 35%. Bristol-Myers Squibb will retain 100% of product revenues for its own medicines. The parties also will share development costs relative to their ownership interest of medicines included in the trials. For trials in the joint clinical development plan that include NKTR-214 with Opdivo only, the parties will share development costs with 67.5% allocated to Bristol-Myers Squibb and 32.5% allocated to Nektar.  For trials in the joint clinical development plan that include NKTR-214 with Opdivo and Yervoy, the parties will share development costs with 78% allocated to Bristol-Myers Squibb and 22% allocated to Nektar.

Both Bristol-Myers Squibb and Nektar have agreed for a specified period of time to not commence development with overlapping mechanisms of action in the same indications as those included in the joint clinical development plan. The parties are otherwise free to develop NKTR-214 with their own pipeline assets and/or any other third party compounds. Both parties have agreed to initiate registration-enabling studies in the joint clinical development plan within 14 months of the effective date of the agreement, subject to allowable delays.

Both parties will jointly commercialize NKTR-214 on a global basis. Bristol-Myers Squibb will lead global commercialization activities for NKTR-214 combinations with Bristol-Myers Squibb medicines and Nektar will co-commercialize such combinations in the US, major EU markets and Japan. Nektar will lead global commercialization activities for NKTR-214 combinations with either Nektar medicines and/or other third-party medicines.

For Bristol-Myers Squibb, the transactions are expected to be dilutive in 2018 and 2019 to the company’s non-GAAP EPS by $0.02 and $0.10, respectively. Nektar and Bristol-Myers Squibb currently expect to complete the transaction during the second quarter of 2018, subject to the expiration or termination of applicable waiting periods under all applicable US antitrust laws and the satisfaction of other usual and customary closing conditions. Further details of the agreement can be found in Nektar’s Form 8-K filed today with the Securities and Exchange Commission.  Sidley Austin LLP is acting as legal counsel to Nektar for the strategic collaboration agreement and equity investment.

Nektar and Bristol-Myers Squibb entered into a clinical collaboration in September of 2016 to evaluate the potential for the combination of Opdivo and NKTR-214 to show improved and sustained efficacy and tolerability above the current standard of care. The Phase 1/2 PIVOT clinical study is ongoing in over 350 patients with melanoma, kidney, non-small cell lung cancer, bladder, and triple-negative breast cancers.

Nektar Conference Call with Analysts & Investors

Nektar will host a conference call and webcast presentation today, February 14, 2018 at 8:00 a.m. Eastern Time to discuss the transaction. The call can be accessed by dialing (877) 881-2183 (U.S.) or (970) 315-0453 (international), and entering passcode 2289559. To access the live webcast, or the subsequent archived recording, visit the Investor Events section of the Nektar website at http://ir.nektar.com/events-and-presentations/events. The webcast will be available for replay on Nektar’s website for two weeks following the call.

About NKTR-214

NKTR-214 is an experimental therapy designed to stimulate cancer-killing immune cells in the body by targeting CD122 specific receptors found on the surface of these immune cells, known as CD8+ effector T cells and Natural Killer (NK) cells.  Growing these tumor-infiltrating lymphocytes (TILs) in vivo and replenishing the immune system is critically important as many patients battling cancer lack sufficient TIL populations to benefit from approved checkpoint inhibitor therapies. In preclinical studies, treatment with NKTR-214 resulted in a rapid expansion of these cells and mobilization into the tumor micro-environment.1,2  NKTR-214 has an antibody-like dosing regimen similar to the existing checkpoint inhibitor class of approved medicines.

Bristol-Myers Squibb & Immuno-Oncology: Advancing Oncology Research

At Bristol-Myers Squibb, patients are at the center of everything we do. Our vision for the future of cancer care is focused on researching and developing transformational Immuno-Oncology (I-O) medicines for hard-to-treat cancers that could potentially improve outcomes for these patients.

We are leading the scientific understanding of I-O through our extensive portfolio of investigational compounds and approved agents. Our differentiated clinical development program is studying broad patient populations across more than 50 types of cancers with 14 clinical-stage molecules designed to target different immune system pathways. Our deep expertise and innovative clinical trial designs position us to advance I-O/I-O, I-O/chemotherapy, I-O/targeted therapies and I-O radiation therapies across multiple tumors and potentially deliver the next wave of therapies with a sense of urgency. We also continue to pioneer research that will help facilitate a deeper understanding of the role of immune biomarkers and how patients’ tumor biology can be used as a guide for treatment decisions throughout their journey.

We understand making the promise of I-O a reality for the many patients who may benefit from these therapies requires not only innovation on our part but also close collaboration with leading experts in the field. Our partnerships with academia, government, advocacy and biotech companies support our collective goal of providing new treatment options to advance the standards of clinical practice.

About Opdivo

Opdivo is a programmed death-1 (PD-1) immune checkpoint inhibitor that is designed to uniquely harness the body’s own immune system to help restore anti-tumor immune response. By harnessing the body’s own immune system to fight cancer, Opdivo has become an important treatment option across multiple cancers.

Opdivo’s leading global development program is based on Bristol-Myers Squibb’s scientific expertise in the field of Immuno-Oncology and includes a broad range of clinical trials across all phases, including Phase 3, in a variety of tumor types. To date, the Opdivo clinical development program has enrolled more than 25,000 patients. The Opdivo trials have contributed to gaining a deeper understanding of the potential role of biomarkers in patient care, particularly regarding how patients may benefit from Opdivo across the continuum of PD-L1 expression.

In July 2014, Opdivo was the first PD-1 immune checkpoint inhibitor to receive regulatory approval anywhere in the world. Opdivo is currently approved in more than 60 countries, including the United States, the European Union and Japan. In October 2015, the company’s Opdivo and Yervoy combination regimen was the first Immuno-Oncology combination to receive regulatory approval for the treatment of metastatic melanoma and is currently approved in more than 50 countries, including the United States and the European Union.

About Yervoy

Yervoy is a recombinant, human monoclonal antibody that binds to the cytotoxic T-lymphocyte-associated antigen-4 (CTLA-4). CTLA-4 is a negative regulator of T-cell activity. Yervoy binds to CTLA-4 and blocks the interaction of CTLA-4 with its ligands, CD80/CD86. Blockade of CTLA-4 has been shown to augment T-cell activation and proliferation, including the activation and proliferation of tumor infiltrating T-effector cells. Inhibition of CTLA-4 signaling can also reduce T-regulatory cell function, which may contribute to a general increase in T-cell responsiveness, including the anti-tumor immune response. On March 25, 2011, the U.S. Food and Drug Administration (FDA) approved Yervoy 3 mg/kg monotherapy for patients with unresectable or metastatic melanoma. Yervoy is approved for unresectable or metastatic melanoma in more than 50 countries. There is a broad, ongoing development program in place for Yervoy spanning multiple tumor types.

U.S. FDA-APPROVED INDICATIONS FOR OPDIVO ®

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 mutation-positive unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 wild-type unresectable or metastatic melanoma.

OPDIVO® (nivolumab), in combination with YERVOY® (ipilimumab), is indicated for the treatment of patients with unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) with progression on or after platinum-based chemotherapy. Patients with EGFR or ALK genomic tumor aberrations should have disease progression on FDA-approved therapy for these aberrations prior to receiving OPDIVO.

OPDIVO® (nivolumab) is indicated for the treatment of patients with advanced renal cell carcinoma (RCC) who have received prior anti-angiogenic therapy.

OPDIVO® (nivolumab) is indicated for the treatment of adult patients with classical Hodgkin lymphoma (cHL) that has relapsed or progressed after autologous hematopoietic stem cell transplantation (HSCT) and brentuximab vedotin or after 3 or more lines of systemic therapy that includes autologous HSCT. This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) with disease progression on or after platinum-based therapy.

OPDIVO® (nivolumab) is indicated for the treatment of patients with locally advanced or metastatic urothelial carcinoma who have disease progression during or following platinum-containing chemotherapy or have disease progression within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of adult and pediatric (12 years and older) patients with microsatellite instability high (MSI-H) or mismatch repair deficient (dMMR) metastatic colorectal cancer (CRC) that has progressed following treatment with a fluoropyrimidine, oxaliplatin, and irinotecan. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with sorafenib. This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the adjuvant treatment of patients with melanoma with involvement of lymph nodes or metastatic disease who have undergone complete resection.

IMPORTANT SAFETY INFORMATION

WARNING: IMMUNE-MEDIATED ADVERSE REACTIONS

YERVOY can result in severe and fatal immune-mediated adverse reactions. These immune-mediated reactions may involve any organ system; however, the most common severe immune-mediated adverse reactions are enterocolitis, hepatitis, dermatitis (including toxic epidermal necrolysis), neuropathy, and endocrinopathy. The majority of these immune-mediated reactions initially manifested during treatment; however, a minority occurred weeks to months after discontinuation of YERVOY.

Assess patients for signs and symptoms of enterocolitis, dermatitis, neuropathy, and endocrinopathy and evaluate clinical chemistries including liver function tests (LFTs), adrenocorticotropic hormone (ACTH) level, and thyroid function tests at baseline and before each dose.

Permanently discontinue YERVOY and initiate systemic high-dose corticosteroid therapy for severe immune-mediated reactions.

Immune-Mediated Pneumonitis

OPDIVO can cause immune-mediated pneumonitis. Fatal cases have been reported. Monitor patients for signs with radiographic imaging and for symptoms of pneumonitis. Administer corticosteroids for Grade 2 or more severe pneumonitis. Permanently discontinue for Grade 3 or 4 and withhold until resolution for Grade 2. In patients receiving OPDIVO monotherapy, fatal cases of immune-mediated pneumonitis have occurred. Immune-mediated pneumonitis occurred in 3.1% (61/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated pneumonitis occurred in 6% (25/407) of patients.

In Checkmate 205 and 039, pneumonitis, including interstitial lung disease, occurred in 6.0% (16/266) of patients receiving OPDIVO. Immune-mediated pneumonitis occurred in 4.9% (13/266) of patients receiving OPDIVO: Grade 3 (n=1) and Grade 2 (n=12).

Immune-Mediated Colitis

OPDIVO can cause immune-mediated colitis. Monitor patients for signs and symptoms of colitis. Administer corticosteroids for Grade 2 (of more than 5 days duration), 3, or 4 colitis. Withhold OPDIVO monotherapy for Grade 2 or 3 and permanently discontinue for Grade 4 or recurrent colitis upon re-initiation of OPDIVO. When administered with YERVOY, withhold OPDIVO and YERVOY for Grade 2 and permanently discontinue for Grade 3 or 4 or recurrent colitis. In patients receiving OPDIVO monotherapy, immune-mediated colitis occurred in 2.9% (58/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated colitis occurred in 26% (107/407) of patients including three fatal cases.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal (diarrhea of ≥7 stools above baseline, fever, ileus, peritoneal signs; Grade 3-5) immune-mediated enterocolitis occurred in 34 (7%) patients. Across all YERVOY-treated patients in that study (n=511), 5 (1%) developed intestinal perforation, 4 (0.8%) died as a result of complications, and 26 (5%) were hospitalized for severe enterocolitis.

Immune-Mediated Hepatitis

OPDIVO can cause immune-mediated hepatitis. Monitor patients for abnormal liver tests prior to and periodically during treatment. Administer corticosteroids for Grade 2 or greater transaminase elevations. For patients without HCC, withhold OPDIVO for Grade 2 and permanently discontinue OPDIVO for Grade 3 or 4. For patients with HCC, withhold OPDIVO and administer corticosteroids if AST/ALT is within normal limits at baseline and increases to >3 and up to 5 times the upper limit of normal (ULN), if AST/ALT is >1 and up to 3 times ULN at baseline and increases to >5 and up to 10 times the ULN, and if AST/ALT is >3 and up to 5 times ULN at baseline and increases to >8 and up to 10 times the ULN. Permanently discontinue OPDIVO and administer corticosteroids if AST or ALT increases to >10 times the ULN or total bilirubin increases >3 times the ULN. In patients receiving OPDIVO monotherapy, immune-mediated hepatitis occurred in 1.8% (35/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated hepatitis occurred in 13% (51/407) of patients.

In Checkmate 040, immune-mediated hepatitis requiring systemic corticosteroids occurred in 5% (8/154) of patients receiving OPDIVO.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal hepatotoxicity (AST or ALT elevations >5x the ULN or total bilirubin elevations >3x the ULN; Grade 3-5) occurred in 8 (2%) patients, with fatal hepatic failure in 0.2% and hospitalization in 0.4%.

Immune-Mediated Neuropathies

In a separate Phase 3 study of YERVOY 3 mg/kg, 1 case of fatal Guillain-Barré syndrome and 1 case of severe (Grade 3) peripheral motor neuropathy were reported.

Immune-Mediated Endocrinopathies

OPDIVO can cause immune-mediated hypophysitis, immune-mediated adrenal insufficiency, autoimmune thyroid disorders, and Type 1 diabetes mellitus. Monitor patients for signs and symptoms of hypophysitis, signs and symptoms of adrenal insufficiency, thyroid function prior to and periodically during treatment, and hyperglycemia. Administer hormone replacement as clinically indicated and corticosteroids for Grade 2 or greater hypophysitis. Withhold for Grade 2 or 3 and permanently discontinue for Grade 4 hypophysitis. Administer corticosteroids for Grade 3 or 4 adrenal insufficiency. Withhold for Grade 2 and permanently discontinue for Grade 3 or 4 adrenal insufficiency. Administer hormone-replacement therapy for hypothyroidism. Initiate medical management for control of hyperthyroidism. Withhold OPDIVO for Grade 3 and permanently discontinue for Grade 4 hyperglycemia.

In patients receiving OPDIVO monotherapy, hypophysitis occurred in 0.6% (12/1994) of patients. In patients receiving OPDIVO with YERVOY, hypophysitis occurred in 9% (36/407) of patients. In patients receiving OPDIVO monotherapy, adrenal insufficiency occurred in 1% (20/1994) of patients. In patients receiving OPDIVO with YERVOY, adrenal insufficiency occurred in 5% (21/407) of patients. In patients receiving OPDIVO monotherapy, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 9% (171/1994) of patients. Hyperthyroidism occurred in 2.7% (54/1994) of patients receiving OPDIVO monotherapy. In patients receiving OPDIVO with YERVOY, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 22% (89/407) of patients. Hyperthyroidism occurred in 8% (34/407) of patients receiving OPDIVO with YERVOY. In patients receiving OPDIVO monotherapy, diabetes occurred in 0.9% (17/1994) of patients. In patients receiving OPDIVO with YERVOY, diabetes occurred in 1.5% (6/407) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe to life-threatening immune-mediated endocrinopathies (requiring hospitalization, urgent medical intervention, or interfering with activities of daily living; Grade 3-4) occurred in 9 (1.8%) patients. All 9 patients had hypopituitarism, and some had additional concomitant endocrinopathies such as adrenal insufficiency, hypogonadism, and hypothyroidism. 6 of the 9 patients were hospitalized for severe endocrinopathies.

Immune-Mediated Nephritis and Renal Dysfunction

OPDIVO can cause immune-mediated nephritis. Monitor patients for elevated serum creatinine prior to and periodically during treatment. Administer corticosteroids for Grades 2-4 increased serum creatinine. Withhold OPDIVO for Grade 2 or 3 and permanently discontinue for Grade 4 increased serum creatinine. In patients receiving OPDIVO monotherapy, immune-mediated nephritis and renal dysfunction occurred in 1.2% (23/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated nephritis and renal dysfunction occurred in 2.2% (9/407) of patients.

Immune-Mediated Skin Adverse Reactions and Dermatitis

OPDIVO can cause immune-mediated rash, including Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN), some cases with fatal outcome. Administer corticosteroids for Grade 3 or 4 rash. Withhold for Grade 3 and permanently discontinue for Grade 4 rash. For symptoms or signs of SJS or TEN, withhold OPDIVO and refer the patient for specialized care for assessment and treatment; if confirmed, permanently discontinue. In patients receiving OPDIVO monotherapy, immune-mediated rash occurred in 9% (171/1994) of patients. In patients receiving OPDIVO with YERVOY, immune-mediated rash occurred in 22.6% (92/407) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal immune-mediated dermatitis (eg, Stevens-Johnson syndrome, toxic epidermal necrolysis, or rash complicated by full thickness dermal ulceration, or necrotic, bullous, or hemorrhagic manifestations; Grade 3-5) occurred in 13 (2.5%) patients. 1 (0.2%) patient died as a result of toxic epidermal necrolysis. 1 additional patient required hospitalization for severe dermatitis.

Immune-Mediated Encephalitis

OPDIVO can cause immune-mediated encephalitis. Evaluation of patients with neurologic symptoms may include, but not be limited to, consultation with a neurologist, brain MRI, and lumbar puncture. Withhold OPDIVO in patients with new-onset moderate to severe neurologic signs or symptoms and evaluate to rule out other causes. If other etiologies are ruled out, administer corticosteroids and permanently discontinue OPDIVO for immune-mediated encephalitis. In patients receiving OPDIVO monotherapy, encephalitis occurred in 0.2% (3/1994) of patients. Fatal limbic encephalitis occurred in one patient after 7.2 months of exposure despite discontinuation of OPDIVO and administration of corticosteroids. Encephalitis occurred in one patient receiving OPDIVO with YERVOY (0.2%) after 1.7 months of exposure.

Other Immune-Mediated Adverse Reactions

Based on the severity of the adverse reaction, permanently discontinue or withhold OPDIVO, administer high-dose corticosteroids, and, if appropriate, initiate hormone-replacement therapy. Across clinical trials of OPDIVO monotherapy or in combination with YERVOY, the following clinically significant immune-mediated adverse reactions, some with fatal outcome, occurred in <1.0% of patients receiving OPDIVO: myocarditis, rhabdomyolysis, myositis, uveitis, iritis, pancreatitis, facial and abducens nerve paresis, demyelination, polymyalgia rheumatica, autoimmune neuropathy, Guillain-Barré syndrome, hypopituitarism, systemic inflammatory response syndrome, gastritis, duodenitis, sarcoidosis, histiocytic necrotizing lymphadenitis (Kikuchi lymphadenitis), motor dysfunction, vasculitis, and myasthenic syndrome.

Infusion Reactions

OPDIVO can cause severe infusion reactions, which have been reported in <1.0% of patients in clinical trials. Discontinue OPDIVO in patients with Grade 3 or 4 infusion reactions. Interrupt or slow the rate of infusion in patients with Grade 1 or 2. In patients receiving OPDIVO monotherapy, infusion-related reactions occurred in 6.4% (127/1994) of patients. In patients receiving OPDIVO with YERVOY, infusion-related reactions occurred in 2.5% (10/407) of patients.

Complications of Allogeneic HSCT after OPDIVO

Complications, including fatal events, occurred in patients who received allogeneic HSCT after OPDIVO. Outcomes were evaluated in 17 patients from Checkmate 205 and 039, who underwent allogeneic HSCT after discontinuing OPDIVO (15 with reduced-intensity conditioning, 2 with myeloablative conditioning). Thirty-five percent (6/17) of patients died from complications of allogeneic HSCT after OPDIVO. Five deaths occurred in the setting of severe or refractory GVHD. Grade 3 or higher acute GVHD was reported in 29% (5/17) of patients. Hyperacute GVHD was reported in 20% (n=2) of patients. A steroid-requiring febrile syndrome, without an identified infectious cause, was reported in 35% (n=6) of patients. Two cases of encephalitis were reported: Grade 3 (n=1) lymphocytic encephalitis without an identified infectious cause, and Grade 3 (n=1) suspected viral encephalitis. Hepatic veno-occlusive disease (VOD) occurred in one patient, who received reduced-intensity conditioned allogeneic HSCT and died of GVHD and multi-organ failure. Other cases of hepatic VOD after reduced-intensity conditioned allogeneic HSCT have also been reported in patients with lymphoma who received a PD-1 receptor blocking antibody before transplantation. Cases of fatal hyperacute GVHD have also been reported. These complications may occur despite intervening therapy between PD-1 blockade and allogeneic HSCT.

Follow patients closely for early evidence of transplant-related complications such as hyperacute GVHD, severe (Grade 3 to 4) acute GVHD, steroid-requiring febrile syndrome, hepatic VOD, and other immune-mediated adverse reactions, and intervene promptly.

Embryo-Fetal Toxicity

Based on their mechanisms of action, OPDIVO and YERVOY can cause fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential to use effective contraception during treatment with an OPDIVO- or YERVOY- containing regimen and for at least 5 months after the last dose of OPDIVO.

Lactation

It is not known whether OPDIVO or YERVOY is present in human milk. Because many drugs, including antibodies, are excreted in human milk and because of the potential for serious adverse reactions in nursing infants from an OPDIVO-containing regimen, advise women to discontinue breastfeeding during treatment. Advise women to discontinue nursing during treatment with YERVOY and for 3 months following the final dose.

Serious Adverse Reactions

In Checkmate 037, serious adverse reactions occurred in 41% of patients receiving OPDIVO (n=268). Grade 3 and 4 adverse reactions occurred in 42% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse drug reactions reported in 2% to <5% of patients receiving OPDIVO were abdominal pain, hyponatremia, increased aspartate aminotransferase, and increased lipase. In Checkmate 066, serious adverse reactions occurred in 36% of patients receiving OPDIVO (n=206). Grade 3 and 4 adverse reactions occurred in 41% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse reactions reported in ≥2% of patients receiving OPDIVO were gamma-glutamyltransferase increase (3.9%) and diarrhea (3.4%). In Checkmate 067, serious adverse reactions (73% and 37%), adverse reactions leading to permanent discontinuation (43% and 14%) or to dosing delays (55% and 28%), and Grade 3 or 4 adverse reactions (72% and 44%) all occurred more frequently in the OPDIVO plus YERVOY arm (n=313) relative to the OPDIVO arm (n=313). The most frequent (≥10%) serious adverse reactions in the OPDIVO plus YERVOY arm and the OPDIVO arm, respectively, were diarrhea (13% and 2.6%), colitis (10% and 1.6%), and pyrexia (10% and 0.6%). In Checkmate 017 and 057, serious adverse reactions occurred in 46% of patients receiving OPDIVO (n=418). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, pulmonary embolism, dyspnea, pyrexia, pleural effusion, pneumonitis, and respiratory failure. In Checkmate 025, serious adverse reactions occurred in 47% of patients receiving OPDIVO (n=406). The most frequent serious adverse reactions reported in ≥2% of patients were acute kidney injury, pleural effusion, pneumonia, diarrhea, and hypercalcemia. In Checkmate 205 and 039, adverse reactions leading to discontinuation occurred in 7% and dose delays due to adverse reactions occurred in 34% of patients (n=266). Serious adverse reactions occurred in 26% of patients. The most frequent serious adverse reactions reported in ≥1% of patients were pneumonia, infusion-related reaction, pyrexia, colitis or diarrhea, pleural effusion, pneumonitis, and rash. Eleven patients died from causes other than disease progression: 3 from adverse reactions within 30 days of the last OPDIVO dose, 2 from infection 8 to 9 months after completing OPDIVO, and 6 from complications of allogeneic HSCT. In Checkmate 141, serious adverse reactions occurred in 49% of patients receiving OPDIVO (n=236). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, dyspnea, respiratory failure, respiratory tract infection, and sepsis. In Checkmate 275, serious adverse reactions occurred in 54% of patients receiving OPDIVO (n=270). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were urinary tract infection, sepsis, diarrhea, small intestine obstruction, and general physical health deterioration. In Checkmate 040, serious adverse reactions occurred in 49% of patients (n=154). The most frequent serious adverse reactions reported in at least 2% of patients were pyrexia, ascites, back pain, general physical health deterioration, abdominal pain, and pneumonia. In Checkmate 238, Grade 3 or 4 adverse reactions occurred in 25% of OPDIVO-treated patients (n=452). The most frequent Grade 3 and 4 adverse reactions reported in at least 2% of OPDIVO-treated patients were diarrhea and increased lipase and amylase. Serious adverse reactions occurred in 18% of OPDIVO-treated patients.

Common Adverse Reactions

In Checkmate 037, the most common adverse reaction (≥20%) reported with OPDIVO (n=268) was rash (21%). In Checkmate 066, the most common adverse reactions (≥20%) reported with OPDIVO (n=206) vs dacarbazine (n=205) were fatigue (49% vs 39%), musculoskeletal pain (32% vs 25%), rash (28% vs 12%), and pruritus (23% vs 12%). In Checkmate 067, the most common (≥20%) adverse reactions in the OPDIVO plus YERVOY arm (n=313) were fatigue (59%), rash (53%), diarrhea (52%), nausea (40%), pyrexia (37%), vomiting (28%), and dyspnea (20%). The most common (≥20%) adverse reactions in the OPDIVO (n=313) arm were fatigue (53%), rash (40%), diarrhea (31%), and nausea (28%). In Checkmate 017 and 057, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=418) were fatigue, musculoskeletal pain, cough, dyspnea, and decreased appetite. In Checkmate 025, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=406) vs everolimus (n=397) were asthenic conditions (56% vs 57%), cough (34% vs 38%), nausea (28% vs 29%), rash (28% vs 36%), dyspnea (27% vs 31%), diarrhea (25% vs 32%), constipation (23% vs 18%), decreased appetite (23% vs 30%), back pain (21% vs 16%), and arthralgia (20% vs 14%). In Checkmate 205 and 039, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=266) were upper respiratory tract infection (44%), fatigue (39%), cough (36%), diarrhea (33%), pyrexia (29%), musculoskeletal pain (26%), rash (24%), nausea (20%) and pruritus (20%). In Checkmate 141, the most common adverse reactions (≥10%) in patients receiving OPDIVO (n=236) were cough and dyspnea at a higher incidence than investigator’s choice. In Checkmate 275, the most common adverse reactions (≥ 20%) reported in patients receiving OPDIVO (n=270) were fatigue (46%), musculoskeletal pain (30%), nausea (22%), and decreased appetite (22%). In Checkmate 040, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=154) were fatigue (38%), musculoskeletal pain (36%), abdominal pain (34%), pruritus (27%), diarrhea (27%), rash (26%), cough (23%), and decreased appetite (22%). In Checkmate 238, the most common adverse reactions (≥20%) reported in OPDIVO-treated patients (n=452) vs ipilimumab-treated patients (n=453) were fatigue (57% vs 55%), diarrhea (37% vs 55%), rash (35% vs 47%), musculoskeletal pain (32% vs 27%), pruritus (28% vs 37%), headache (23% vs 31%), nausea (23% vs 28%), upper respiratory infection (22% vs 15%), and abdominal pain (21% vs 23%). The most common immune-mediated adverse reactions were rash (16%), diarrhea/colitis (6%), and hepatitis (3%). The most common adverse reactions (≥20%) in patients who received OPDIVO as a single agent were fatigue, rash, musculoskeletal pain, pruritus, diarrhea, nausea, asthenia, cough, dyspnea, constipation, decreased appetite, back pain, arthralgia, upper respiratory tract infection, pyrexia, headache, and abdominal pain.

In a separate Phase 3 study of YERVOY 3 mg/kg, the most common adverse reactions (≥5%) in patients who received YERVOY at 3 mg/kg were fatigue (41%), diarrhea (32%), pruritus (31%), rash (29%), and colitis (8%).

Checkmate Trials and Patient Populations

Checkmate 067 – advanced melanoma alone or in combination with YERVOY; Checkmate 037 and 066 – advanced melanoma; Checkmate 017 – squamous non-small cell lung cancer (NSCLC); Checkmate 057 – non-squamous NSCLC; Checkmate 025 – renal cell carcinoma; Checkmate 205/039 – classical Hodgkin lymphoma; Checkmate 141 – squamous cell carcinoma of the head and neck; Checkmate 275 – urothelial carcinoma; Checkmate 040 – hepatocellular carcinoma; CheckMate 238 – adjuvant treatment of melanoma.

Please see U.S. Full Prescribing Information for OPDIVO and YERVOY, including Boxed WARNING regarding immune-mediated adverse reactions for YERVOY.

About the Bristol-Myers Squibb and Ono Pharmaceutical Co., Ltd. Collaboration

In 2011, through a collaboration agreement with Ono Pharmaceutical Co., Ltd. (Ono), Bristol-Myers Squibb expanded its territorial rights to develop and commercialize Opdivo globally except in Japan, South Korea and Taiwan, where Ono had retained all rights to the compound at the time. On July 23, 2014, Bristol-Myers Squibb and Ono further expanded the companies’ strategic collaboration agreement to jointly develop and commercialize multiple immunotherapies – as single agents and combination regimens – for patients with cancer in Japan, South Korea and Taiwan.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the collaboration with Nektar will progress as contemplated in this release or that NKTR-214, alone or in combination with Opdivo or Opdivo plus Yervoy will receive regulatory approval for the treatment of cancer. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2017 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly-owned R&D pipeline of investigational medicines in oncology, immunology and pain as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Nektar Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of NKTR-214, the therapeutic potential of NKTR-214 in combination with OPDIVO, the development plans and timing related to NKTR-214, and the potential of our technology and drug candidates in our research and development pipeline.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of NKTR-214 in combination with Opdivo are based on findings and observations from ongoing clinical studies and these finding and observations will evolve over time as more data emerges from the studies; (ii) NKTR-214 is in early-stage clinical development and the risk of failure remains high and failure can unexpectedly occur due to efficacy, safety, economic, commercial or other unpredictable factors; (iii) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (v) patents may not issue from our patent applications for our drug candidates including NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact (for Bristol-Myers Squibb):
Media:
Ken Dominski, 609-252-5251, ken.dominski@bms.com
Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com

Contacts (for Nektar):
Investors:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

Media:
Dan Budwick of 1AB
973-271-6085
dan@1abmedia.com
Jennifer Paganelli of Pure Communications
347-658-8290
jpaganelli@purecommunications.com

1.	Charych, D., et al., Cancer Res. 2013;73(8 Suppl):Abstract nr 482 and Data on file.
2.	Hoch U, at al. AACR; Mol Cancer Ther. 2013;12(11 Suppl):Abstract nr B296.